Exhibit 99.1

For additional information, contact at (214) 981-5000:	For Immediate Release
Matthew G. Moyer, Vice President of Investor Relations
Eric S. Bruner, Director of Public Relations
CENTEX REPORTS PRELIMINARY SECOND-QUARTER RESULTS
DALLAS, Oct. 12, 2007 — Centex Corporation (NYSE: CTX) today reported selected preliminary results for its fiscal second quarter, which ended on Sept. 30, 2007.
     For the fiscal second quarter, Centex closed 7,350 units, a decrease of 14 percent from one year ago. Net sales (orders) for the period were 5,953 units, a decrease of 13 percent from last year’s second quarter. Also at quarter-end, backlog was 9,633 units, a decrease of 38 percent compared to one year ago.
     The Company is in the process of completing its quarterly valuation assessment of housing projects and land inventories. For the quarter, the Company expects to record an impairment of approximately $850 million for neighborhood and land inventory, and an impairment and option write-off of approximately $40 million for the Company’s share of land holdings in joint ventures. The Company also expects to write off option deposits and pre-acquisition costs of approximately $40 million and to record an impairment to goodwill of approximately $65 million.
     Centex also anticipates its wholly-owned financial services subsidiary to report a provision of approximately $60 million for increased losses related to mortgage market and credit exposures.
     Centex generated positive cash flow from operations during the quarter ended Sept. 30, 2007. The Company projects consolidated cash flow of approximately $500 million for fiscal 2008, down from previous estimates of $750 million, reflecting the impact of worsening conditions in the housing market.
     “The housing market continues to be extremely difficult. These adjustments reflect the market’s further deterioration over the quarter and the significant effects of the mortgage-market disruptions,” said Timothy R. Eller, chairman and chief executive officer of Centex Corp. “We remain steadfastly focused on the fundamentals of selling homes and generating cash.”
     Centex will release its earnings results for the second quarter of fiscal 2008 on Tuesday, Oct. 23, after the daily close of the New York Stock Exchange. The company will host a conference call with senior management on Wednesday, Oct. 24, at 10 a.m. EDT (9 a.m. CDT). The conference call and presentation will be broadcast live via the company’s website at http://www.centex.com.
About Centex
     Dallas-based Centex (www.centex.com), founded in 1950, is one of the nation’s leading home-building companies. Centex operates in major U.S. markets in 25 states and delivered more than 35,000 homes in the United States in its most recent fiscal year ended March 31, 2007. Its leading brands include Centex Homes, Fox & Jacobs Homes, CityHomes and Centex Destination Properties.
     In addition to its home-building operations, Centex’s related business lines include mortgage, title and insurance services and integrated pest-defense systems. These businesses provide operational or financial support to home-building operations and are leaders in their respective industries. Centex ranks No. 1 in its industry on FORTUNE magazine’s list of “America’s Most Admired Companies.”

Centex Reports Preliminary Second-Quarter Results, p. 2 of 2
Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when Centex is discussing its beliefs, estimates or expectations. Such statements include projections, forecasts, plans and objectives of management for future operations and operating and financial performance, as well as any related assumptions. These statements are not historical facts or guarantees of future performance, but instead represent only Centex’s belief at the time the statements were made regarding future events, which are subject to significant risks, uncertainties and other factors, many of which are outside of Centex’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. These risks and uncertainties are described in greater detail in Centex’s most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2007 (including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), as well as recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are on file with the SEC and may be obtained free of charge through the Web site maintained by the SEC at http://www.sec.gov. The factors discussed in these reports include, but are not limited to, the effects of the current downturn in the homebuilding industry; changes in national or regional economic or business conditions, including employment levels and interest rates; competition; customer cancellations; shortages or price changes in raw materials or labor; the effects of recent disruptions in the mortgage finance industry, including tightening of credit and reduction in liquidity; the availability of adequate sources of financing; and other factors that could affect demand for our homes or mortgage loans, the profitability of our operations or our access to financing. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed in this press release will increase with the passage of time. Centex makes no commitment, and disclaims any duty, to update or revise any forward-looking statement to reflect future events or changes in Centex’s expectations.
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